Exhibit 10.3

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”) is entered into as of the 22nd day of February, 2010 by and between Protection One, Inc., a Delaware corporation (the “Company”), Protection One Alarm Monitoring, Inc., a Delaware corporation, and Peter J. Pefanis (“Executive”).

W I T N E S S E T H :

WHEREAS, the Company and Executive entered into an Employment Agreement dated as of July 23, 2004 (the “Initial Employment Agreement”), as amended by the First Amendment to Employment Agreement dated as of February 8, 2005 and as amended by the Second Amendment to Employment Agreement dated as of December 3, 2008 (such agreement as so amended being hereinafter referred to as the “Prior Employment Agreement”); and

WHEREAS, the Board (as defined in Section 1) has determined that it is in the best interest of the Company, its creditors and its stockholders to assure that the Company will have the continued dedication of Executive and to provide compensation and benefits arrangements which are competitive and provide incentives to achieve the Company’s financial and strategic goals; and

WHEREAS, the Prior Employment Agreement contained provisions applicable to a corporate restructuring that occurred in 2005 that are no longer relevant to the Company or the Executive; and

WHEREAS, POAMI is a direct and wholly owned subsidiary of the Company and will receive substantial direct and indirect value from Executive; and

WHEREAS, each of the board of directors of the Company and of POAMI has authorized the Company and POAMI, respectively, to enter into this Agreement.

NOW, THEREFORE, for and in consideration of the premises and the mutual covenants and agreements herein contained, the Company, POAMI and Executive hereby agree as follows:

1.       Definitions.  As used in this Agreement, the following terms shall have the respective meanings set forth below:

(a)     “Board” means the Board of Directors of the Company.

(b)     “Bonus Amount” means the average of the annual incentive bonuses payable by the Company to or for the benefit of or deferred by Executive for the last three (3) completed fiscal years of the Company immediately preceding the Date of Termination or Change in Control.

(c)     “Cause” means:

(A)  the willful and continued failure of Executive to perform substantially his duties with the Company (other than any such failure resulting from Executive’s incapacity due to physical or mental illness or any such failure subsequent to Executive being delivered a Notice of Termination without Cause by the Company or Executive delivering a Notice of Termination for Good Reason to the Company) that is not remedied within 30 days after a written demand for substantial performance is delivered to Executive by the Chairman of the Board, the Chairman of the Compensation Committee or the Chief Executive Officer which specifically identifies the manner in which Executive has not substantially performed Executive’s duties and that such failure if not remedied constitutes “Cause” under this Agreement, or

(B)  Executive’s conviction by a court of law, Executive’s admission in a legal proceeding that he is guilty or Executive’s plea of nolo contendre, in each case, with respect to a felony.

For purposes of this subsection (c), no act or failure to act by Executive shall be considered “willful” unless done or omitted to be done by Executive in bad faith and without reasonable belief that Executive’s action or omission was in, or not opposed to, the best interests of the Company.

(d)    “Change in Control” means

(i)  individuals, as of the date of this Agreement, who constitute the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the date of this Agreement whose election or nomination for election was approved by a vote of at least two-thirds of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without written objection to such nomination) shall be an Incumbent Director;

(ii)  any “person” (as such term is defined in Section 3(a)(9) of the Securities Exchange Act of 1934 (the “Exchange Act”) and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) is or becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than thirty-three and one-third percent (33 1/3%) of the combined voting power of the Company’s then outstanding securities eligible to vote for the election of the Board (the “Company Voting Securities”); provided, however, that the event described in this paragraph (ii) shall not be deemed to be a Change in Control if such beneficial owner is any of the following or becomes a beneficial owner as a result of any of the following:

(I)            Quadrangle/Monarch Group or a syndicate or group in which Quadrangle/Monarch Group, collectively, beneficially own a majority of the Company Voting Securities beneficially owned by such syndicate or group;

(II)           any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its Subsidiaries or Quadrangle/Monarch Group;

(III)         any underwriter temporarily holding securities pursuant to an offering of such securities;

(IV)         a person involved in a Non-Qualifying Transaction (as defined in paragraph (iii));

(V)           an entity (x) controlled by Executive or a group of persons consisting, at the time of such acquisitions, of Executive and other employees of the Company or any of its Subsidiaries or (y) of which the majority of common equity securities, at the time of such acquisitions, is owned by Executive or a group of persons consisting of Executive and other employees of the Company or any of its Subsidiaries; or

(VI)         any event in which Quadrangle/Monarch Group continues to be directly or indirectly the beneficial owner of a greater number of shares of the Company than that held by any other person as a result of the event described in this paragraph (ii) or has the right to direct the vote of a greater number of voting securities for directors (or the equivalent) of the Company than any other person as a result of the event described in this paragraph (ii);

(iii)  the consummation of a merger, consolidation, statutory share exchange, sale of all or substantially all of the assets of the Company or similar form of corporate transaction (whether in one transaction or a series of transactions) involving the Company (a “Business Combination”), unless immediately following such Business Combination:

(I)            more than 50% of the total voting power of (x) the corporation that owns, leases or controls all or substantially all of the assets of the Company resulting from such

Business Combination (the “Surviving Corporation”), or (y) if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of 100% of the voting securities eligible to elect directors (or the equivalent) of the Surviving Corporation (the “Parent Corporation”), is represented by Company Voting Securities that were outstanding immediately prior to such Business Combination (or, if applicable, is represented by shares into which such Company Voting Securities were converted pursuant to such Business Combination);

(II)           no person (other than (a) Quadrangle/Monarch Group, (b) any employee benefit plan (or related trust) sponsored or maintained by Quadrangle/Monarch Group, the Surviving Corporation or the Parent Corporation or (c) a syndicate or group in which one or more Quadrangle/Monarch Group, collectively, beneficially own a majority of the total voting power of the subject voting securities beneficially owned by such syndicate or group) is or becomes the beneficial owner, directly or indirectly, of more than thirty-three and one-third percent (33 1/3%) of the total voting power of the outstanding voting securities eligible to elect directors (or the equivalent) of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation); and

(III)         at least a majority of the members of the board of directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) following the consummation of the Business Combination were Incumbent Directors at the time of the Board’s approval of the execution of the initial agreement providing for such Business Combination (any Business Combination which satisfies all of the criteria specified in (I), (II) and (III) above shall be deemed to be a “Non-Qualifying Transaction”); or

(iv)          the Company substantially completes a plan of complete liquidation or dissolution whether in one transaction or a series of transactions;

It is the intent of the parties that if an event that would constitute a “Change in Control” under this Agreement occurs at POAMI, a “Change in Control” shall have occurred for the purpose of this Agreement.  Upon the occurrence of an event described in the preceding sentence, unless the context otherwise requires, for purposes of this Agreement, POAMI shall be substituted for the defined term “the Company” in the definition of “Change in Control” together with appropriate changes to other references in the definition of “Change in Control” to give effect to the parties’ intent.

(e)          “Date of Termination” means:

(A)  if Executive’s employment is to be terminated for Disability, 30 days after Notice of Termination is given (provided that Executive shall not have returned to the performance of Executive’s duties on a full-time basis during such 30 day period);

(B)  if Executive’s employment is to be terminated by the Company for Cause or by Executive for Good Reason, the date specified in the Notice of Termination;

(C)  if Executive’s employment is to be terminated by the Company for any reason other than Cause, the date specified in the Notice of Termination, which shall be 90 days after the Notice of Termination is given, unless an earlier date has been expressly agreed to by Executive in writing;

(D)  if Executive’s employment terminates by reason of death, the date of death of Executive;

(E)  if Executive’s employment is terminated due to a nonrenewal of this Agreement by either party, the expiration date of the Term; or

(F)  if Executive’s employment is terminated by Executive in a Non-Qualifying Termination, the date specified in Executive’s Notice of Termination, but not more than 30 days after the Notice of Termination is given, unless expressly agreed to by the Company in writing.

(f)     “Disability” means termination of Executive’s employment by the Company due to Executive’s absence from Executive’s duties with the Company on a full-time basis for at least one-hundred-eighty (180) consecutive days as a result of Executive’s incapacity due to physical or mental illness, unless within 30 days after Notice of Termination is given to Executive following such absence Executive shall have returned to the full-time performance of Executive’s duties.

(g)     “Good Reason” shall mean termination of Executive’s employment by Executive based on any of the following events:

(A)  any change in the duties or responsibilities (including reporting responsibilities) of Executive that is inconsistent in any material and adverse respect (which may be cumulative) with Executive’s position(s), duties, responsibilities or status with the Company (including any adverse diminution of such duties or responsibilities), provided, however, that Good Reason shall be deemed to occur due to the Company’s common stock ceasing to be traded on an established national stock exchange (such as the Nasdaq Global Market, the New York Stock Exchange or the Nasdaq Global Select Market) in connection with or following a Change of Control that occurs in connection with or following a Qualified Sale;

(B)  the failure to reappoint or reelect Executive to any position held by Executive without Executive’s consent;

(C)  a material breach of this Agreement by the Company or POAMI including but not limited to reduction in Executive’s Annual Base Salary (as defined in Section 4(a)) or other reduction in medical, dental, life or disability benefits (except to the extent such reductions apply consistently to all other senior executives);

(D)  failure to offer a short-term incentive plan each year with a target bonus of not less than 60% of Annual Base Salary and a potential to earn at least 100% of Annual Base Salary (unless Executive consents otherwise, to be paid no later than March 15 of the calendar year immediately following the calendar year to which such bonus relates);

(E)  the relocation by the Company of Executive’s principal workplace location more than 35 miles from Executive’s residence as of the date hereof; or

(F)   failure by the Company to comply with Section 26 (Indemnification of Prior Payments) within 60 days of Executive’s written request for the Company’s compliance with Section 26.

Executive must provide Notice of Termination of employment within one-hundred-eighty (180) days following Executive’s knowledge of an event or facts constituting Good Reason (or the last of such events or facts if cumulative) or such event or facts shall not constitute Good Reason under this Agreement.

(h)     “Non-Qualifying Termination” means a termination of Executive’s employment under any circumstances not qualifying as a Qualifying Termination, including without limitation any termination by the Company for Cause, any termination by Executive without Good Reason or for no reason at all or any termination on account of death, Disability or Retirement.

(i)      “Notice of Termination” means a written notice of termination of employment given by one party to the other party pursuant to Section 16(b).

(j)    “POAMI” means Protection One Alarm Monitoring, Inc., a Delaware corporation, and its successors and assignees.

(k)           “Quadrangle/Monarch Group” means POI Acquisition, L.L.C., Monarch Alternative Capital LP, any fund that is controlled by it, including Monarch Master Funding Ltd., Monarch Debt Recovery Master Fund Ltd, Monarch Opportunities Master Fund Ltd, Monarch Income Fund Ltd, Monarch Capital Master Partners LP, and, as applicable, their respective partners, members, subsidiaries and affiliates (including without limitation, any other entities controlled by or under common control with such entities), where the assets of each such partner, member, subsidiary or affiliate primarily consist of Company Voting Securities and/or debt of the Company or POAMI.

(l)            “Qualified Sale” means the first transaction that results in the Quadrangle Group and/or the Monarch Group having sold, assigned or otherwise transferred, directly or indirectly, (including, without limitation, by merger, consolidation or distribution) in one or more transactions, to one or more parties that are not entities affiliated with the Quadrangle Group (with respect to a sale, assignment or other transfer by the Quadrangle Group) or the Monarch Group (with respect to a sale, assignment or other transfer by the Monarch Group), an aggregate of at least 51% of the aggregate number of shares of common stock of the Company owned by the Quadrangle Group and the Monarch Group, as a group, as of the date of this Agreement. For purposes of this definition only, “Quadrangle Group” means POI Acquisition L.L.C. and its affiliated entities, and “Monarch Group” means Monarch Alternative Capital LP, any fund that is controlled by it, including Monarch Master Funding Ltd., Monarch Debt Recovery Master Fund Ltd, Monarch Opportunities Master Fund Ltd, Monarch Income Fund Ltd, Monarch Capital Master Partners LP, and, as applicable, their affiliated entities; provided, for the avoidance of doubt, that the Monarch Group and the Quadrangle Group shall not be deemed to be affiliated with each other for purposes of this definition.

(m)          “Qualifying Termination” means a termination of Executive’s employment (i) by the Company other than for Cause, including by the Company providing notice of nonrenewal of this Agreement or (ii) by Executive for Good Reason.  Termination of Executive’s employment on account of death, Disability, Retirement shall not be treated as a Qualifying Termination.

(n)           “Retirement” means Executive’s termination of his employment on or after his attainment of age 65.

(o)           “Subsidiary” means any corporation or other entity in which the Company has a direct or indirect ownership interest of 50% or more of the total combined voting power of the then outstanding securities or interests of such corporation or other entity entitled to vote generally in the election of directors or in which the Company has the right to receive 50% or more of the distribution of profits or 50% or more of the assets upon liquidation or dissolution.

2.             Employment and Duties.

(a)           Term of Employment.  The Company agrees to employ Executive, and Executive agrees to enter into employment with the Company, in accordance with the terms and provisions of this Agreement, for the Term of this Agreement.  Upon termination of Executive’s employment (regardless of whether such termination constitutes a Qualifying Termination or Non-Qualifying Termination), Executive shall be relieved of any obligation to continue to perform the duties described in Section 2(b) effective as of the Date of Termination.  The termination of the employment relationship by either party for any reason or for no reason at all shall not constitute a breach of this Agreement, but certain obligations and benefits shall survive such termination of employment as set forth in Section 19.

(b)           Duties.  During the period of Executive’s employment under this Agreement, Executive shall serve as Executive Vice President and Chief Operating Officer of the Company, in which capacity Executive’s principal responsibility will be managing the field operations of POAMI.  Executive shall devote Executive’s full business time and attention to the affairs of the Company and his duties as its Executive Vice President and Chief Operating Officer.  Executive shall have such duties as are appropriate to Executive’s position as Executive Vice President and Chief Operating Officer, and shall have such authority as required to enable Executive to perform these duties.  Consistent with the foregoing, Executive shall comply with all reasonable instructions of the Chief Executive Officer and the Board of Directors of the Company.  Executive shall report to the Chief Executive Officer.  Executive may continue to reside in the State of New Jersey or in any location that he wishes as long as he is able to effectively carry out the duties contemplated by this Agreement.  In addition, during the period of Executive’s employment under this Agreement, Executive may serve as an officer and/or director of a Subsidiary or Subsidiaries if requested to do so by the Board.  Executive may resign from the board of directors of any Subsidiaries at any time in his sole and absolute discretion.

3.             Term of Agreement.  The Term of this Agreement shall commence on the date of this Agreement and shall continue until the earlier of (i) the sixth anniversary of the date of the Initial Employment Agreement or (ii) the Date of Termination that results from a Qualifying Termination or Non-Qualifying Termination.  If this Agreement remains in effect through the sixth anniversary of the date of the Initial Employment Agreement, it shall thereafter be automatically extended for an indefinite number of one (1) year periods unless either party sends written notice to the other party of its intention not to renew at least thirty (30) days prior to expiration of said Term.  If the election not to renew is made, this Agreement shall remain in full force and effect for the remaining original term and any extension periods thereafter if the original term has been renewed.  The original term and any renewal periods thereafter are hereinafter collectively referred to as the “Term.”  Certain obligations and benefits shall survive the expiration of the Term as set forth in Section 19.

4.             Base Salary and Benefits.

(a)           Base Salary.  During the period of Executive’s employment under this Agreement, the Company shall pay Executive an annual base salary (“Annual Base Salary”) at an annual rate equal to not less than Three Hundred and Ten Thousand and Five Hundred Dollars ($310,500.00), which shall be reviewed annually by the Board or the Compensation Committee of the Board.  Executive shall be paid in accordance with the standard practices for other senior corporate executives of the Company.

(b)           Bonuses.  Executive shall be eligible to receive annually or otherwise any bonus awards, whether payable in cash, shares of common stock of the Company or otherwise, which the Company, the Board, the Compensation Committee of the Board or such other authorized committee of the Board determines to award or grant; provided, however, that Executive shall participate under a short-term incentive plan (subject to its terms which shall be reasonably determined by the Board and based on targets that are reasonably attainable) each calendar year with a target bonus of not less than 60% of base salary and a potential to earn at least 100% of base salary.  Such bonus shall be paid, if earned, no later than March 15 of the calendar year immediately following the calendar year to which such bonus relates.

(c)           Benefit Programs.  During the period of Executive’s employment under this Agreement, Executive shall be eligible to participate in all employee benefit plans and programs of the Company from time to time in effect for the benefit of senior executives of the Company (subject to meeting generally applicable participation requirements under the applicable plan or program), including, but not limited to, retention plans, stock option plans, restricted stock grants, 401(k) plans, group life insurance, hospitalization and surgical and major medical coverages, sick leave, employee stock purchase plans, car allowances, vacations and holidays, long-term disability, and such other benefits as are or may be made available from time to time to senior executives of the Company.  For purposes of this Section 4(c), the term “the Company” shall also include POAMI.

(d)           Business Expenses and Perquisites.  Executive shall be reimbursed for all reasonable expenses incurred by Executive in connection with the conduct of the business of the Company, provided Executive properly accounts therefor in accordance with the Company’s policies. During the period of Executive’s employment under this Agreement, Executive shall also be entitled to such other perquisites as are customary for senior executives of the Company.  The parties hereto acknowledge that Executive’s employment will entail substantial travel away from Executive’s residence and that Executive’s reimbursable business expenses will include reasonable travel expenses, including without limitation, reasonable costs of air travel (including use of American Airlines AAirpass or equivalent) and other transportation, frequent travel to and from New Jersey, parking, rental cars, hotel accommodations and meals incurred with respect to travel to and from his residence and any of the Company’s facilities outside of Morris County, New Jersey and other travel associated with the performance of his duties hereunder.  If it is determined by the Company that any portion of the Company’s reimbursement of the travel expenses described in the preceding sentence constitutes taxable wages for federal income and/or employment tax purposes, the Company agrees to pay Executive an additional amount (the “Gross-Up Payment”) such that the net amount retained by Executive from the amount of the travel expenses reimbursed pursuant to the preceding sentence (the “Travel Reimbursement”) and the Gross-Up Payment, after reduction for any federal, state and local income and employment taxes on the Travel Reimbursement and the Gross-Up Payment, shall equal the Travel Reimbursement.  For purposes of determining the Gross-Up Payment, Executive shall be deemed to pay Federal income taxes at the highest marginal rate of Federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation to which such payment could be subject based upon the state and locality of Executive’s resident or employment, net of the maximum deduction in Federal income taxes which could be obtained from deducting such state and local taxes. The Company shall make a determination of the amount of any employment taxes required on the Gross-Up Payment.

(e)           Office and Services Furnished.  During the period of Executive’s employment under this Agreement, the Company shall make available to Executive office space at the Company’s branch located closest to Executive’s residence, to the extent needed while he is at such branch, secretarial assistance and such other facilities and services as shall be suitable to Executive’s position and adequate for the performance of Executive’s duties hereunder.  During the period of Executive’s employment under this Agreement, the Company shall install and maintain, at its expense, a broadband (cable modem or DSL) connection at his home for the use of Executive in connection with the performance of his duties hereunder.  Executive shall not be required to be in the Company’s headquarters except as he may determine necessary for him to effectively carry out the duties contemplated by this Agreement.

(f)            Equity Grants.  In consideration of, among other matters, Executive’s obligations following termination of employment with the Company under Section 7, the Company shall, on the date of this Agreement, grant the Executive an option to purchase 113,694 shares of common stock of the Company and 25,000 restricted shares of common stock of the Company pursuant to the Company’s 2008 Long-Term Incentive Plan, and grant the Executive 113,694 stock appreciation rights pursuant to the Company’s 2010 Stock Appreciation Rights Plan (collectively, the “2010 Equity Grants”).

5.           Payments Upon Termination of Employment.

(a)           Qualifying Termination.  If the employment of Executive terminates pursuant to a Qualifying Termination, then:

(A)  within five (5) business days following the Date of Termination, the Company shall pay to Executive a lump-sum cash payment equal to the sum of

(I)            Executive’s Annual Base Salary payable through the Date of Termination;

(II)           bonus amounts payable to Executive for prior fiscal years (to the extent not previously paid);

(III)         a pro rata portion of Executive’s annual bonus for the fiscal year in which the Date of Termination occurs (to the extent not previously paid) in an amount at least equal to (1) Executive’s Bonus Amount multiplied by a fraction, the numerator of which is the number of days in a fiscal year in which the Date of Termination occurs through the Date of Termination and the denominator of which is three hundred sixty-five (365), and reduced by (2) any amounts paid to Executive from the Company’s annual incentive plan for the fiscal year in which the Date of Termination occurs; and

(IV)         the cash equivalent of any accrued Paid Time Off; in each case to the extent not already paid.

(B)  within five (5) business days following the Date of Termination, the Company shall pay to Executive a cash lump-sum equal to the sum of 2.0 times Executive’s highest Annual Base Salary during the 12-month period immediately prior to the Date of Termination, plus 2.0 times Executive’s Bonus Amount; provided, however, if a Notice of Termination is given by the Company or Executive within four months prior to a Change in Control or one year following a Change of Control, the Company shall pay Executive an additional lump-sum cash payment equal to (x) .99 times Executive’s highest Annual Base Salary during the 12-month period immediately prior to the Date of Termination plus (y) .99 times Executive’s Bonus Amount;

(C)  the Company shall continue, for a period of three (3) years following Executive’s Date of Termination, to provide Executive (and Executive’s dependents, if applicable) with substantially similar levels of medical, dental, and life insurance benefits upon substantially similar terms and conditions as Executive would have been entitled to receive if he had continued in employment; provided, that, if

Executive cannot continue to participate in the Company benefit plans providing such benefits, the Company shall provide a monthly cash payment over the same three (3) year period to reimburse Executive for the cost of premiums comparable to those that would be required to receive such benefits on a substantially similar basis, plus the amount of any conversion fees required to convert from group coverage to individual coverage under the Company’s existing benefit plans (the “Benefits Monthly Payments”).  In the event Executive cannot continue to participate in the Company benefit plans providing such benefits, Executive shall present the Company with one or more benefit plans that Executive has obtained or intends to obtain that provide benefits on a substantially similar basis as the benefits provided to Executive prior to the Date of Termination (and acknowledgment from the provider of such benefit plans that such benefit plans have been or can be obtained by Executive on those terms, including, without limitation, at least substantially similar scope of coverage, substantially similar deductibles and substantially similar co-payments), then the Benefits Monthly Payment shall be made based on the premiums plus any other administrative fees (except co-payments) charged by the company offering such plans.  If it is determined by the Company that any portion of the Benefits Monthly Payment constitutes taxable wages for federal income and/or employment tax purposes, the Company agrees to pay Executive an additional amount (the “Benefits Gross-Up Payment”) such that the net amount retained by Executive from the Benefits Monthly Payment and the Benefits Gross-Up Payment, after reduction for any federal, state and local income and employment taxes on the Benefits Monthly Payment and the Benefits Gross-Up Payment, shall equal the Benefits Monthly Payment.  Notwithstanding the foregoing, in the event Executive becomes reemployed with another employer and becomes eligible to receive benefits from such employer, the benefits described herein shall be secondary to such benefits during the period of Executive’s eligibility, but only to the extent that the Company reimburses Executive for any increased cost and provides any additional benefits necessary to give Executive the benefits provided hereunder; and

(D)  Executive’s rights with respect to all outstanding stock options, stock appreciation rights and other equity based awards (“Awards”) in connection with any termination of employment, including a Qualifying Termination, shall be governed exclusively by the terms of the Protection One, Inc. 2008 Long-Term Incentive Plan, the Protection One, Inc. 2004 Stock Option Plan, the Protection One, Inc. Stock Appreciation Rights Plan, the Protection One, Inc. 2010 Stock Appreciation Rights Plan and the grant and option agreements provided thereunder (provided, for the avoidance of doubt, that this Section 5(a)(D) shall not be construed to affect or modify the application of Section 6 of this Agreement); provided that in no circumstance shall such Award be exercisable later than the earlier of the latest date such award could have expired by its original terms under any circumstances or the 10th anniversary of the original date of grant of such Award.

(b)           Non-Qualifying Termination.  If the employment of Executive terminates pursuant to a Non-Qualifying Termination, then the Company shall pay to Executive within five (5) business days following the Date of Termination, a lump-sum cash payment equal to the sum of (i) Executive’s Annual Base Salary payable through the Date of Termination; (ii) bonus amounts earned by Executive and declared and approved by the Board; and (iii) the cash equivalent of any accrued Paid Time Off; in each case to the extent not already paid.  The Company may make such additional payments and provide such additional benefits to Executive as the Company and Executive may agree in writing.

(c)           Section 409A.  Notwithstanding the timing of any payments pursuant to Section 5 of this Agreement, if the Employee is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then each of the following shall apply:

(A)          With regard to any payment that is considered deferred compensation under Code Section 409A payable on account of a “separation from service,” such payment shall be made on the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of such “separation from service” of the Employee, and (B) the date of the Employee’s death (the “Delay Period”) to the extent required under Code Section 409A.  Upon the expiration of the Delay Period, all payments delayed pursuant to this Section (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid to the Executive in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein; and

(B)           To the extent any benefits provided during the first six months after Executive’s termination are considered deferred compensation under Code Section 409A provided on account of a “separation from service,” and such benefits are not otherwise exempt from Code Section 409A, Executive shall pay the costs of such benefits during the first six months following termination and shall be reimbursed, to the extent such costs would otherwise have been paid by the Company or to the extent such benefits would otherwise have been provided by the Company at no cost to the Executive, the cost of such coverage six months after Executive’s termination.

6.             Excise Tax Gross Up.

(a)           In the event that it shall be determined that the vesting of Awards and aggregate payments or distributions by the Company or its affiliated companies to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise but determined without regard to any additional payments required under this Section 6 (a “Payment”), constitute “parachute payments” (as such term is defined under Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) or any successor provision, and the regulations promulgated thereunder (collectively, “Section 280G”) but disregarding for this purpose Code Section 280G(b)(2)(A)(ii)), the aggregate “present value” of which (calculated in accordance with Section 280G) equals or exceeds three times Executive’s “base amount” (as such term is defined under Section 280G) and are subject to the excise tax imposed by Section 4999 of the Code or any successor provision (collectively, “Section 4999”) or any interest, penalties or additions to tax with respect to such excise tax (the excise tax, together with any interest, penalties or additions to tax, are hereinafter collectively referred to as the “Excise Tax”)), then Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by Executive of all taxes (including any interest or penalties imposed with respect to such taxes) imposed upon the Gross-Up Payment, including, without limitation, any Federal, state or local income and employment taxes and Excise Tax (and any interest and penalties imposed with respect to any such taxes), Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.  Notwithstanding the foregoing, Executive agrees to reduce the aggregate amount of any Payments that constitute “parachute payments” to the extent necessary so that the “present value” of such Payments does not equal or exceed three times Executive’s “base amount” (and such Payments are therefore not subject to the excise tax imposed by Section 4999) (the maximum “present value” of the “parachute payments” that could be paid to Executive without giving rise to such excise tax, the “Safe Harbor Cap”); provided, however, that Executive shall not be required to make any such reduction (a “Reduction”) if the reduction necessary to cause such Payments not to exceed the Safe Harbor Cap is more than the sum of $100,000 plus the “present value” of any Payments made pursuant to the 2010 Equity Grants that are considered part of the “parachute payments” (such sum, the “Maximum Potential Reduction”); provided further that:

(x) if after giving effect to the Maximum Potential Reduction the aggregate “present value” of the remaining Payments that constitute “parachute payments” would still exceed the Safe Harbor Cap, then Executive will be entitled to receive: (i) the full amount of the Payments (without any Reduction), provided that in the case that this clause (i) is applied Executive shall be obligated to pay the incremental portion of the Excise Tax to the extent, if any, resulting from any Payments made pursuant to the 2010 Equity Grants that constitute “parachute payments” (and shall not receive any Gross-Up Payments to offset such portion of the Excise Tax) (the parties understanding that, as of the date of this Agreement, such incremental Excise Tax would be equal to 20% of the Payments made pursuant to the 2010 Equity Grants that constitute “parachute payments” plus any interest, penalties or additions to tax with respect to such amount), and Executive shall be entitled to a Gross-Up Payment with respect to the remainder of the Excise Tax resulting from the Payments, or (ii) the full amount of the Payments, less any Payments pursuant to the 2010 Equity Grants that constitute “parachute payments”, (and for the avoidance of doubt, Executive shall be entitled to a Gross-Up Payment with respect to Payments made pursuant to this clause (ii)), whichever of the immediately foregoing clauses (i) and (ii) would provide Executive with a greater after-tax amount (taking into account applicable federal, state, and local income taxes and the excise tax imposed by Section 4999); and provided further that:

(y) if after giving effect to the Maximum Potential Reduction the aggregate “present value” of the remaining Payments that constitute “parachute payments” would be less than or equal to the Safe Harbor Cap, then

Executive will be entitled to receive: (i) the full amount of the Payments (without any Reduction), provided that in the case that this clause (i) is applied Executive shall be obligated to pay the full amount of the Excise Tax (and shall not receive any Gross-Up Payments to offset such Excise Tax) resulting from any Payments, or (ii) a portion of the full amount of the Payments having a “present value” equal to the Safe Harbor Cap, whichever of the immediately foregoing clauses (i) and (ii) would provide Executive with a greater after-tax amount (taking into account applicable federal, state, and local income taxes and the excise tax imposed by Section 4999).

In the event the Firm (as described below) determines that a Reduction is required, the Firm shall determine which Payments are to be reduced.  Executive shall be entitled to elect by written notice to the Company to make a further Reduction beyond what is required and to elect which Payments will be so reduced; provided, however, that Executive must make such election within ten days after the Firm makes its determination and after making such election, if applicable, Executive irrevocably waives his right to receive such amounts being further reduced. The parties agree that, solely for the purposes of this Section 6, 70% of the Non-Compete Value (as defined below) shall be allocated to Payments made pursuant to the 2010 Equity Grants to the extent that such allocation does not exceed the value of the 2010 Equity Grants, and the remainder of the Non-Compete Value not allocated to the 2010 Equity Grants shall be allocated to Payments made pursuant to Section 5.

(b)           Subject to the provisions of Section 6(c) hereof, all determinations required to be made under this Section 6 (including, without limitation, whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment, the Payments to be made to Executive under Sections 6(a)(x) or (y), and the assumptions to be utilized in arriving at such determinations) shall be made by the Company’s tax counsel as of the date of this Agreement or such other tax counsel or public accounting firm as may be agreed upon in writing by the Company and Executive (the “Firm”) which shall provide detailed supporting calculations both to the Company and Executive within twenty (20) business days of the receipt of notice from Executive that there has been a Payment, or such earlier time as is requested by the Company or the Executive.  All determinations required to be made by the Firm, and the Firm’s interpretation of this Section 6, shall be binding upon the Company and Executive.  All fees and expenses of the Firm shall be borne solely by the Company.   As part of the assumptions to be utilized by the Firm in arriving at its determinations under this Section 6, the Company shall furnish to the Firm a valuation, provided by  WTAS LLC, or such other third-party valuation expert as may be agreed upon in writing by the Company and Executive of the Executive’s obligations under Section 7 (Non-Competition) following termination of employment (the “Non-Compete Value”).   The Firm shall be entitled to rely on this valuation in making its determinations under this Section 6.  Any Gross-Up Payment, as determined pursuant to this Section 6, shall be paid by the Company to Executive within five (5) business days of the receipt of the Firm’s determination (it being understood, however, that the Gross-Up Payment may, if permitted by law, be paid directly to the applicable taxing authorities).  If the Firm determines that there are no “excess parachute payments” (as such term is defined under Section 280G) subject to the excise tax imposed by Section 4999, the Company or Executive may request that the Firm furnish to the Company a written opinion addressed to the Company, a copy of which the Company shall provide to Executive upon Executive’s request, that it is more likely than not that there are no “excess parachute payments” subject to the excise tax imposed by Section 4999; provided that if such a request is made, the Company and Executive shall cooperate in providing relevant factual representations reasonably requested by the Firm.  As a result of the uncertainty in the application of Sections 280G and 4999 at the time of the initial determination by the Firm hereunder, it is possible that Payments or Gross-Up Payments which will not have been made by the Company should have been made by the Company (“Underpayment”), or that Payments or Gross-Up Payments will have been made by the Company which should not have been made (“Overpayment”), consistent with the calculations required to be made by the Firm hereunder.  In either such event, the Firm shall determine the amount of the Underpayment or Overpayment that has occurred, taking into account the provisions of this Section 6, and the Company or Executive, as applicable, shall promptly pay the amount owed, unless otherwise provided herein.  In the event that the Company exhausts its remedies pursuant to Section 6(c) and Executive thereafter is required to make a payment of Excise Tax, or Executive is required to repay to the Company all or a portion of the Payments made pursuant to the 2010 Equity Grants, the Firm shall determine the amount of the Underpayment of Gross-Up Payments or the Overpayment of Payments and any such Underpayment or Overpayment shall be promptly paid by the Company or Executive, as applicable.  In the case of any Overpayment of Gross-Up Payments, Executive shall, at the direction and expense of the Company, take such steps as are reasonably necessary (including, if reasonable, the filing of returns and claims for refund), and otherwise reasonably cooperate with the Company to correct such Overpayment; provided, however, that (i) Executive shall not in any event be obligated to return to the Company an amount greater than the net after-tax portion of such Overpayment that he has retained or has recovered as a refund from the applicable taxing authorities and (ii) this provision shall be interpreted in a manner consistent with the intent of Section 6(a) hereof to make Executive whole, on an after-tax basis, from the application of Section 4999, except to the extent otherwise expressly set forth in this Section 6.

(c)           Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require a change in the amount of the Payments, or a change in the amount of the Gross-Up Payments by the Company.  Such notification shall be given within five (5) business days after Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid; provided that the failure to give any notice pursuant to this Section 6(c) shall not impair Executive’s rights under this Section 6 except to the extent the Company is materially prejudiced thereby.  Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which Executive gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due).  If the Company notifies Executive in writing prior to the expiration of such period that it desires to contest such claim, Executive shall:

(i)            give the Company any information reasonably requested by the Company relating to such claim,

(ii)           take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company and executing any powers of attorney or similar documents authorizing such attorney to act on behalf of Executive,

(iii)          cooperate with the Company in good faith in order effectively to contest such claim, and

(iv)          permit the Company to participate in any proceedings relating to such claim; provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest, penalties or additions to tax) incurred in connection with such contest and shall indemnify and hold Executive harmless, on an after-tax basis, for any Excise Tax or income, employment or other tax (including interest, penalties or additions to tax with respect thereto) imposed as a result of such representation and payment of costs and expenses; provided that if any Payments that were not determined by the Firm to constitute “parachute payments” subject to an Excise Tax are finally and conclusively determined to constitute “parachute payments” subject to the Excise Tax, then the Company shall make a Gross-Up Payment to Executive with respect to the Excise Tax attributable to any Payments; provided, however, that if the Company takes, and uses its commercially reasonable efforts to advocate in favor of, tax positions consistent with the determination made by the Firm pursuant to Section 6(b) and the Company exhausts its remedies and appeals with respect thereto (or enters into a settlement agreement with respect thereto with the prior written consent of Executive (which consent may not be unreasonably delayed, withheld or conditioned)), then (x) if Executive’s repayment to the Company of part or all of the Maximum Potential Reduction (for the avoidance of doubt, less any previous Reduction) together with interest thereon at a rate equal to 120 percent of the applicable federal rate determined under Section 1274(d) of the Code compounded semi-annually (the “Maximum Returned Payments”) would cause the Excise Tax not to apply to any Payments, then Executive shall repay to the Company the minimum amount of such Maximum Returned Payments necessary in order to cause the Excise Tax not to apply to any Payments, or (y) if repayment of the Maximum Returned Payments would not cause the Excise Tax not to apply to any Payments, then Executive shall retain all Payments received and shall be obligated to pay (in the aggregate, including any excise tax that Executive is obligated to pay pursuant to Section 6(a)(x)(i)) an amount equal to the product of the excise tax rate imposed by Section 4999 multiplied by the amount of the Payments made pursuant to the 2010 Equity Grants that are finally and conclusively determined to constitute “parachute payments” (and shall not receive any Gross-Up Payments to offset such excise tax payments) (the parties understanding that, as of the date of this Agreement, such incremental excise tax would be equal to 20% of the Payments made pursuant to the 2010 Equity Grants that constitute “parachute payments”) and the Company shall be obligated to make a Gross-Up Payment to Executive with respect to the remainder of the Excise Tax resulting from the Payments.  Without limitation on the foregoing provisions of this Section 6(c) hereof, if such contest is limited to issues with respect to which a Gross-Up Payment would be payable hereunder (assuming for these purposes that the potential repayment contemplated by the proviso in the first sentence of this Section 6(c)(iv) would not be effective to cause the Excise Tax to not apply to the Payments repaid), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided that if the Company directs Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to Executive on an interest-free basis and shall indemnify and hold Executive harmless, on an after-tax basis, from any Excise Tax or income, employment or other tax (including interest, penalties or additions to tax with respect to any such taxes) imposed with respect to such advance or with respect to any imputed income with respect to such advance.  If such contest is not limited to issues with respect to which a Gross-Up Payment would be payable hereunder (assuming for these purposes that the potential repayment contemplated by the proviso in the first sentence of this Section 6(c)(iv) would not be effective to cause the Excise Tax to not apply to the Payments repaid), the Company’s control of the contest shall be limited to such issues and Executive shall be entitled to settle or contest, as the case may be, any other issues raised by the Internal Revenue Service or any other taxing authority, provided that the Company and Executive shall reasonably cooperate in defending such contest.

This Section 6(c) shall not apply in the event that Executive received the full amount of the Payments pursuant to Section 6(a)(y)(i) (without any Reduction).  In such case, Executive shall be solely responsible for defending any claim asserted by the Internal Revenue Service and shall be solely responsible for any Excise Tax resulting therefrom.

(d)   If, after the receipt by Executive of an amount advanced by the Company pursuant to Section 6(c) hereof, Executive becomes entitled to receive, and receives, any refund with respect to such claim, Executive shall (subject to the Company’s complying with the requirements of Section 6(c) hereof) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto).  If, after the receipt by Executive of an amount advanced by the Company pursuant to Section 6(c), a determination is made that Executive shall not be entitled to any refund with respect to such claim and the Company does not notify Executive in writing of its intent to contest such denial of refund prior to the expiration of thirty (30) days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid, provided, however, that to the extent the amount of the advance exceeds the Gross-Up Payment required to be paid, Executive shall promptly pay such excess to the Company.

(e)  In the event of any claim by the Internal Revenue Service against the Company for any Excise Tax attributable to the Payments, the Company and Executive shall reasonably cooperate to carry out the intent of Section 6(c) hereof, and the provisions of Section 6(c), to the extent applicable, shall apply as though the Internal Revenue Service had asserted a claim against Executive for the Excise Tax; provided that, for the avoidance of doubt, Executive shall indemnify the Company for any excise tax imposed by Section 4999 for which Executive would otherwise be responsible pursuant to Section 6(c) as if the Internal Revenue Service had instead asserted a claim against Executive for any Excise Tax attributable to the Payments; provided further that the Company shall control any proceedings relating to such claim.

(f)  Nothing in this Section 6 is intended to violate the Sarbanes-Oxley Act of 2002, as amended, and to the extent that any advance or repayment obligation hereunder would do so, such obligation shall be modified so as to make the advance a nonrefundable payment to Executive and the repayment obligation null and void.

(g)  For the avoidance of doubt, Exhibit A, attached hereto and incorporated as part of this Agreement, provides an illustration of the mechanics of this Section 6.

7.     Non-Competition.  Executive hereby acknowledges that the services which he will perform for the Company are of a special and unique nature, and that the Company would find it extremely difficult or impossible to replace Executive.  Accordingly, Executive agrees that, in consideration of this Agreement and the payments to be received by him hereunder, from and after the date hereof through the period during which Executive continues to be employed by the Company and following termination of Executive’s employment for any reason until the second anniversary of such termination of employment (the “ Original Non-Competition Period”), Executive shall not, any where within the continental United States or Canada, directly or indirectly, own, manage, operate, join, control or participate in the ownership, management, operation or control of, or be connected as a director, officer, employee, partner, lender, consultant or otherwise (“Participate” or a “Participation”) with any Large Competitor (as hereinafter defined), except with the Company’s prior written consent (the “Original Non-Compete”).  For purposes of this Agreement, the term “Large Competitor” shall mean any entity engaged in the business of providing security monitoring services with revenue in excess of One Hundred Sixty Million Dollars ($160,000,000) during the most recent twelve (12) month period for which financial statements are available, including without limitation, ADT Security Services, Brink’s Home Security Holdings, Inc., d/b/a Broadview Security, The Stanley Works and their respective subsidiaries, affiliates and successors.  Provided, however, that if fifty percent (50%) or more of Executive’s 2010 Equity Grants vest (the “Vesting Condition”), Executive shall not be subject to the Original Non-Compete, and instead Executive agrees that, in consideration of this Agreement and the payments to be received by him hereunder, from and after the date hereof through the period during which Executive continues to be employed by the Company and during the Vested Non-Compete Period (as defined below), Executive shall not, any where within the continental United States or Canada, Participate with any Company Competitor (as hereinafter defined), except with the Company’s prior written consent (the “Vested Non-Compete”).  For purposes of this Agreement, the term “Company Competitor” shall mean any entity engaged in the business of providing security monitoring services, including without limitation, ADT Security Services, Brink’s Home Security, Inc. d/b/a Broadview Security, The Stanley Works and their respective subsidiaries, affiliates and successors.  Nothing in this section shall prohibit Executive from owning for investment purposes an aggregate of up to 3% of the publicly traded securities of any corporation listed on the New York Stock Exchange or American Stock Exchange or whose securities are quoted on the NASDAQ National Market.  While the Executive is subject to the Original Non-Compete, then during the Original Non-Competition Period, Executive shall not be required to cease Participation in any business or organization which begins to compete with the Company subsequent to the time Executive commences such Participation, provided that such business or organization began to compete with the Company through no action, assistance, or plan of Executive (the “Original Non-Compete Carve Out”).  Provided, however, if Executive is subject to the Vested Non-Compete, the Original Non-Compete Carve Out shall not apply to the Vested Non-Compete and, during the Vested Non-Compete Period, Executive shall not be required to cease Participation in any business or organization which begins to compete with the Company subsequent to the time Executive commences such Participation provided that such business or organization began to compete with the Company through no action, assistance, or plan of Executive and Executive does not assist or otherwise participate in such competitive activity.  For purposes of this Agreement, the term “Vested Non-Compete Period” means the period beginning upon the later of (x) the termination of Executive’s employment for any reason or (y) the date that the Vesting Condition has been satisfied (such later date being the “Broader Non-Compete Start Date”), and ending eighteen (18) months after the Broader Non-Compete Start Date.

It is the desire and intent of the parties that the provisions of this Section 7 shall be enforced under the laws and public policies applied in each jurisdiction in which enforcement is sought.  Accordingly, if any particular provision of this Section 7 is adjudicated to be invalid or unenforceable or shall for any reason be held to be excessively broad as to duration, geographic scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with applicable law and such provision shall be deemed modified and amended to the extent necessary to render such provision enforceable in such jurisdiction.

If Executive challenges the enforceability of the provisions of this Section 7 in whole or in part as to any Large Competitors or Company Competitors, Executive shall, immediately upon such challenge, forfeit any right to any payments and benefits under Section 5(a) or 5(b) or the 2010 Equity Grants that he has not already received.

This provision in no way limits the right of the Company to pursue any and all remedies available to the Company at law or in equity for a breach by the Executive of this Section 7.

8.             Confidential Information.  Executive acknowledges that:

(a)           the business of the Company and its Subsidiaries and affiliates is intensely competitive and that Executive’s engagement by the Company requires that Executive have access to and knowledge of confidential information of the Company and its Subsidiaries and affiliates, including, but not limited to, the identity of customers, the identity of the representatives of customers with whom the Company and its Subsidiaries and affiliates have dealt, the kinds of services provided by the Company and its Subsidiaries and affiliates to customers and offered to be performed for potential customers, the manner in which such services are performed or offered to be performed, the service needs of actual or prospective customers, pricing information, information concerning the creation, acquisition or disposition of products and services, customer maintenance listings, computer software applications and other programs, personnel information and other trade secrets (the “Confidential Information”);

(b)           the direct or indirect disclosure of such Confidential Information to existing or potential competitors of the Company and its Subsidiaries and affiliates would place the Company and its Subsidiaries and affiliates at a competitive disadvantage and would do damage, monetary or otherwise, to the business of the Company and its Subsidiaries and affiliates; and

(c)           the engaging by Executive in any of the activities prohibited by this Section 8 may constitute improper appropriation and/or use of such information and trade secrets.

Notwithstanding the foregoing, Confidential Information shall not include information which (x) is or becomes part of the public domain through a source other than Executive, (y) is or becomes available to Executive from a source independent of the Company and its Subsidiaries and affiliates, or (z) constitutes general industry knowledge possessed by Executive by virtue of Executive’s employment with the Company.  Executive expressly acknowledges the trade secret status of the Confidential Information and that the Confidential Information constitutes a protectable business interest of the Company and its Subsidiaries and affiliates.  Accordingly, the Company and Executive agree as follows:

(A)  During the Non-Competition Period, Executive shall not, directly or indirectly, whether individually, as a director, stockholder, owner, partner, employee, principal or agent of any business, or in any other capacity, make known, disclose, furnish, make available, or use any of the Confidential Information, other than in the proper performance of the duties contemplated herein or requested by the Company, or as required by law or by a court of competent jurisdiction or other administrative or legislative body; provided, however, that prior to disclosing any of the Confidential Information to a court or other administrative or legislative body, Executive shall promptly notify the Company so that the Company may seek a protective order or other appropriate remedy.   Executive further acknowledges that any Confidential Information of the Company that constitutes a trade secret shall be protected from unauthorized use or disclosure by the Executive beyond the Non-Competition Period by operation of law.

(B)  Executive agrees to return all computer hardware and all Confidential Information, including all photocopies, extracts and summaries thereof, and any such information stored electronically on tapes, computer disks or in any other manner to the Company at any time upon request of the Chairman of the Board or the Chief Executive Officer of the Company and upon the termination of Executive’s employment for any reason.

9.             Nonsolicitation.  During the Non-Competition Period, Executive shall not, directly or indirectly, solicit, interfere with, hire, offer to hire or induce any person who is an employee of the Company or any of its Subsidiaries or affiliates and whose salary is in excess of $50,000 to discontinue his or her relationship with the Company or any of its Subsidiaries or affiliates and accept employment by, or enter into a business relationship with, Executive or any other person or entity; provided, however, that this provision shall not apply to solicitation by general advertising.

10.           Antidisparagement.

(a)           Unless otherwise required by a court of competent jurisdiction, pursuant to any recognized subpoena power or by any applicable law, rule or regulation, Executive agrees and promises that Executive shall not make any oral or written statements or reveal any information to any person, company or agency which (i) is materially negative, disparaging or damaging to the name, reputation or business of the Company or any of its Subsidiaries or affiliates, or any of their shareholders, directors, officers or employees, or (ii) has or would have a materially negative financial impact, whether directly or indirectly, on the Company or any of its Subsidiaries and affiliates, or any of their shareholders, directors, officers or employees; provided that this subsection (ii) shall not be deemed to have been violated by statements or releases of information by Executive during the period of his employment under this Agreement which Executive believes to be truthful and which are made in the performance of his duties under this Agreement.

(b)           Unless otherwise required by a court of competent jurisdiction, pursuant to any recognized subpoena power or by any applicable law, rule or regulation, the Company agrees and promises that neither it nor any of its Subsidiaries and affiliates shall make any oral or written statements or reveal any information to any person, company or agency which (i) is materially negative, disparaging or damaging to the name, reputation or business of Executive or (ii) has or would have a negative financial impact whether directly or indirectly, on Executive.

11.           Injunctive Relief.

(a)           Executive acknowledges that a breach of the undertakings in Sections 7, 8, 9 or 10(a) of this Agreement would cause irreparable damage to the Company and its Subsidiaries and affiliates, the exact amount of which shall be difficult to ascertain, and that remedies at law for any such breach would be inadequate.  Executive agrees that, if Executive breaches or attempts or threatens to breach any of the undertakings in Sections 7, 8, 9 or 10(a) of this Agreement, then the Company shall be entitled to injunctive relief without posting bond or other security, in addition to any other remedy or remedies available to the Company at law or in equity.

(b)           The Company acknowledges that a breach of the undertakings in Section 10(b) of this Agreement would cause irreparable damage to Executive, the exact amount of which shall be difficult to ascertain, and that remedies at law for any such breach would be inadequate.  The Company agrees that, if the Company or any of its Subsidiaries or affiliates breaches or attempts or threatens to breach any of the undertakings in Section 10(b) of this Agreement, then Executive shall be entitled to injunctive relief, without posting bond or other security, in addition to any other remedy or remedies available to Executive at law or in equity.

12.           Withholding Taxes.  The Company may withhold from all payments due to Executive (or his beneficiary or estate) hereunder all taxes which, by applicable federal, state, local or other law, the Company is required to withhold therefrom.  Executive has represented that he is and will continue to be a resident of the State of New Jersey for all purposes.

13.           Directors and Officers Insurance; Indemnity.  The Company shall take all steps necessary to ensure that Executive is covered under any directors and officers liability insurance policy in effect from time to time for current and former directors and officers of the Company.  In addition, the Company shall hold harmless and indemnify Executive against any and all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by Executive in connection with any threatened, pending, or completed action, suit, or proceeding whether civil, criminal, administrative, or investigative (including an action by or in the right of the corporation) to which Executive is, was, or at any time becomes a party, or is threatened to be made a party, by reason of the fact that Executive is, was, or at any time becomes a director, officer, employee or agent of the Company, or is or was serving, or at any time serves at the request of the Company as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise; or otherwise to the fullest extent as may be provided to Executive by the Company under the provisions of the Bylaws and the Articles of Incorporation of the Company and Delaware law.

14.           Scope of Agreement.  Nothing in this Agreement shall be deemed to entitle Executive to continued employment with the Company or its Subsidiaries or shall require Executive to continue the employment relationship against his wishes; provided, however, that any termination of Executive’s employment during the Term of this Agreement shall be subject to all of the provisions of this Agreement as provided in Section 19.

15.           Successors; Binding Agreement.

(a)           This Agreement shall inure to the benefit of and be legally binding upon all successors and assigns of the Company and POAMI.  The Company and POAMI will require a successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company and/or POAMI, by agreement in form and substance satisfactory to Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company and POAMI would be required to perform it if no such succession had taken place.  For purposes of this Section 15(a), “Company” shall mean the Company as defined above and all successors to its business or assets that execute and deliver the agreement provided for in this Section 15(a) or that otherwise become bound by the terms and provisions of this Agreement by operation of law.  For purposes of this Section 15(a), “POAMI” shall mean POAMI as defined above and all successors to its business or assets that execute and deliver the agreement provided for in this Section 15(a) or that otherwise become bound by the terms and provisions of this Agreement by operation of law.

(b)           This Agreement shall inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributes, devisees and legatees.  If Executive shall die while any amounts would be payable to Executive hereunder had Executive continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to such person or persons appointed in writing by Executive to receive such amounts or, if no person is so appointed, to Executive’s estate.

16.           Notice.

(a)           For purposes of this Agreement, all notices and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered or five (5) days after deposit in the United States mail, certified and return receipt requested, postage prepaid, addressed as follows:

If to Executive:	Peter Pefanis
141 Forest Drive
Stirling, NJ 07980

If to the Company:	Protection One, Inc.
818 S. Kansas Avenue
Topeka, KS 66612
Attention: General Counsel

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

(b)           A written notice of Executive’s Date of Termination by the Company or Executive, as the case may be, to the other, shall (i) indicate the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated, and (iii) specify the Date of Termination.  The failure by Executive or the Company to set forth in such notice any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of Executive or the Company hereunder or preclude Executive or the Company from asserting such fact or circumstance in enforcing Executive’s or the Company’s rights hereunder.

17.           Full Settlement; Resolution of Disputes.  The Company’s obligation to make any payments provided for in this Agreement and otherwise to perform its obligations hereunder shall be in lieu and in full settlement of all other severance payments to Executive under any other severance or employment agreement between Executive and the Company, and any severance plan of the Company (provided that the parties understand and agree that the equity-based arrangements contemplated by Section 5(a)(D) of this Agreement do not constitute severance agreements or severance plans).  In no event shall Executive be obligated to seek other employment or take other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement and except as otherwise provided in Section 5 (a)(C) and Section 7, such amounts shall not be reduced whether or not Executive obtains other employment. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Wilmington, Delaware by three arbitrators in accordance with the rules of the American Arbitration Association then in effect.  Judgment may be entered on the arbitrators’ award in any court having jurisdiction.  The arbitrators shall determine the allocation of the costs and expenses arising in connection with any arbitration proceeding pursuant to this section based on the arbitrator’s assessment of the merits of the positions of the parties.

18.           Employment with Subsidiaries.  Employment with the Company for purposes of this Agreement shall include employment with any Subsidiary.

19.           Survival.  The respective obligations and benefits afforded to the Company and Executive as provided in Sections 1, 5, 6, 7, 8, 9, 10, 11, 12, 13, 15, 17, 19, 20, 22, 23, 24, 25, 26 and 29 shall survive the termination of this Agreement.

20.           GOVERNING LAW; VALIDITY.  THE INTERPRETATION, CONSTRUCTION AND PERFORMANCE OF THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO THE PRINCIPLE OF CONFLICTS OF LAWS.  THE INVALIDITY OR UNENFORCEABILITY OF ANY PROVISION OF THIS AGREEMENT SHALL NOT AFFECT THE VALIDITY OR ENFORCEABILITY OF ANY OTHER PROVISION OF THIS AGREEMENT, WHICH OTHER PROVISIONS SHALL REMAIN IN FULL FORCE AND EFFECT.

21.           Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

22.           Miscellaneous.  No provision of this Agreement may be modified or waived unless such modification or waiver is agreed to in writing and signed by Executive and by a duly authorized officer of the Company.  No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior to subsequent time.  Failure by Executive or the Company to insist upon strict compliance with any provision of this Agreement or to assert any right Executive or the Company may have hereunder, including without limitation, the right of Executive to terminate employment for Good Reason, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.  Except as otherwise specifically provided herein, the rights of, and benefits payable to, Executive, his estate or his beneficiaries pursuant to this Agreement are in addition to any rights of, or benefits payable to, Executive, his estate or his beneficiaries under any other employee benefit plan or compensation program of the Company.

23.           POAMI’s Obligations.  All of the obligations of the Company hereunder shall also be direct obligations of POAMI without the need for Executive to seek or exhaust remedies against the Company.

24.           Legal Fees.  All reasonable legal fees of Greenberg Traurig, P.A. incurred by Executive in connection with negotiating this Agreement and the 2010 Equity Grants shall be paid by the Company; provided, however, that the total amount of such legal fees paid by the Company in connection with negotiating this Agreement, the 2010 Equity Grants and other employment agreements with other executives in connection herewith shall not exceed $15,000.

25.           Entire Agreement.  This Agreement constitutes the entire agreement of the parties with respect to its subject matter and supersedes and replaces all previous verbal or written agreements that the parties may have made, including the Prior Employment Agreement.

26.           Indemnification of Prior Payments.  The Company hereby agrees to defend (or reimburse Executive for reasonable costs of defense), protect and indemnify Executive from and against any and all liabilities, obligations, damages, judgments, claims, costs, expenses and disbursements of any kind or nature whatsoever asserted against Executive in any manner relating to or arising out of or in connection with any payments paid to Executive prior to July 23, 2004 (“Prior Payments”), including, without limitation, those payments resulting as of the change in control that occurred on February 17, 2004, and any obligation of the Company to make such Prior Payments contained in any employment agreement or other agreement shall continue to be effective or be reinstated, as the case may be, if at any time payment and performance of such Prior Payments or any part thereof is rescinded or reduced in amounts or must otherwise be restored or returned to the Company or its successors by Executive, whether as a “voidable preference,” “fraudulent conveyance” or otherwise, all as though such payment or performance had not been made (in whole or in part, as applicable).  If any such Prior Payment, or any part thereof is rescinded, reduced, restored or returned, the agreement and obligation to make such Prior Payments shall be reinstated and the obligation to make such Prior Payment shall be reduced only by such amount paid and not so rescinded, reduced, restored or returned.  All obligations and amounts payable pursuant to this Agreement, including those set forth in this Section 26, shall, to the maximum extent permitted under law, constitute administrative priority expenses pursuant to Bankruptcy Code Sections 503(b) and 507(a)(1) of the Company’s estate in the event of a bankruptcy filing by or against the Company.

27.     Section 409A.  Notwithstanding anything to the contrary in this Agreement,

(a)           to the extent Executive is entitled to the reimbursement of any expenses or in-kind benefits under this Agreement that the Company determines constitutes taxable income to the Executive, (X) the amount of expenses eligible for reimbursement, or the in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, (Y) such reimbursement will be made on or before the last day of the calendar year immediately following the calendar year in which such expense was incurred, and (Z) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

(b)           to the extent any provision of this Agreement provides Executive with a tax gross-up payment for any taxes that Executive may incur as a result of such benefits provided hereunder (a “Tax Gross-Up Payment”), such Tax Gross-Up Payment will be made by the end of the calendar year next following the calendar year in which the Executive remits the related taxes.

(c)           the right to any additional Tax Gross-Up Payment that Executive may be entitled to under this Agreement due to a tax audit or litigation addressing the existence or amount of the tax liability underlying the Tax Gross-Up Payment will be made by the end of the calendar year following the calendar year in which the taxes that are the subject of the audit or litigation are remitted to the taxing authority, or, where as a result of such audit or litigation no taxes are remitted, the end of the calendar year following the calendar year in which the audit is completed or there is a final and nonappealable settlement or other resolution of the litigation.

(d)           For purposes of Code Section 409A, the Employee’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.

(e)           Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (60) days [sic] following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company.

(f)            In no event shall any payments under this Agreement that constitute “deferred compensation” for purposes of Code Section 409A be offset by any other payment, pursuant to this Agreement or otherwise.

28.    Saving Clause.  The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.  If any provision or clause of this Agreement, or portion thereof, shall be held by any court or other tribunal of competent jurisdiction to be illegal, void, or unenforceable in such jurisdiction, the remainder of such provision shall not be thereby affected and shall be given full effect, without regard to the invalid portion.  It is the intention of the parties that, if any court construes any provision or clause of this Agreement, or any portion thereof, to be illegal, void, or unenforceable because of the duration of such provision or the area or matter covered thereby, such court shall reduce the duration, area, or matter of such provision, and, in its reduced form, such provision shall then be enforceable and shall be enforced to the fullest extent permitted by law.  Executive further agrees that the covenants in Sections 7, 8, 9 and 10(a) hereof shall each be construed as separate agreements independent of any other provisions of this Agreement, and the existence of any claim or cause of action by Executive against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of any of these covenants.

29.    Extension of Periods.  The Non-Competition Period referenced in Section 7, 8 and 9 of this Agreement shall be automatically extended by any length of time during which the Executive is in breach of the corresponding covenant contained in that Section and the obligations of the Executive thereunder shall continue in full force and effect throughout the duration of the extended periods.

*   *   *   *   *

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25

IN WITNESS WHEREOF, each of the Company and POAMI has caused this Agreement to be executed by a duly authorized representative of the Company and POAMI and Executive has executed this Agreement as of the day and year first above written.

PROTECTION ONE, INC.

By:	/s/ Eric Griffin
Its:	Vice President and General Counsel

PROTECTION ONE ALARM MONITORING, INC.

By:	/s/ Eric Griffin
Its:	Vice President and General Counsel

By:	/s/ Peter Pefanis
Peter Pefanis

Exhibit A

For Illustration Purposes Only

I.                                         Relevant rules and assumptions

A.                                   Section 280G 20% excise tax applies only if the “present value” of Executive’s “parachute payments” equals or exceed three times Executive’s “base amount”

B.                                     The term “parachute payment” does not include any payment (or portion thereof) which the taxpayer establishes by clear and convincing evidence is reasonable compensation for services rendered on or after the change of control (Q&A 9)

C.                                     Reasonable compensation for services includes reasonable compensation for refraining from performing services (such as under a covenant not to compete) (Q&A 40)

D.                                    For purposes of the discussion below, Payments allocable to the value of the covenant not to compete (as determined by the valuation firm) are not considered “parachute payments”

E.                                      For purposes of the discussion below, as stated in the employment agreement, 70% of the value of the covenant not to compete will be allocated to Payments made pursuant to the 2010 Equity Grants (but not to exceed the amount of such Payments) and the remaining value will be allocated to Payments made pursuant to Section 5 of the employment agreement

II.                                     At the time of closing, does the “present value” of the “parachute payments” equal or exceed three times Executive’s “base amount”?

A.                                   If no, then Executive receives the full amount of the Payments and there is no excise tax

B.                                     If yes, then “Reduction” of the Payments may be required (maximum reduction cannot exceed the sum of (i) $100,000 and (ii) the “present value” of any Payments made pursuant to the 2010 Equity Grants that constitute “parachute payments”)

1.                                      Can the excise tax be eliminated by reducing the “parachute payments”? (i.e., after applying the maximum reduction, are the “parachute payments” less than three times Executive’s “base amount”?)

a.                                       If no (i.e., maximum reduction would not eliminate the excise tax), then Executive receives either (i) or (ii) below, whichever results in greater after-tax benefit:

i.                                          Full amount of the Payments, with no reduction (Section 6(a)(x)(i))

(A)                              In this case, Executive pays the excise tax (plus any associated interest and penalties) on the amount of the Payments made pursuant to the 2010 Equity Grants that constitute “parachute payments” (with no offset against the “base amount”) and Executive receives a gross-up payment for any remaining excise tax (plus any associated interest and penalties)

ii.                                       Full amount of the Payments, less any Payments made pursuant to the 2010 Equity Grants that constitute “parachute payments” (Section 6(a)(x)(ii))

(A)                              In this case, Executive receives a full gross-up payment for any excise tax (plus any interest and penalties)

b.                                      If yes (i.e., full or partial reduction would eliminate the excise tax), then Executive receives either (i) or (ii) below, whichever results in greater after-tax benefit:

i.                                          Full amount of the Payments, with no reduction (Section 6(a)(y)(i))

(A)                              In this case, Executive is responsible for all excise taxes (plus any interest and penalties), including on audit

ii.                                       The maximum amount of the Payments that would not trigger the excise tax (Section 6(a)(y)(ii))

(A)                              In this case, there is no excise tax

C.                                     Notwithstanding the above, Executive may choose to irrevocably waive his right to any portion of the Payments in his sole discretion

III.                                 Upon IRS audit, IRS asserts that Section 280G excise tax is due

A.                                   Company controls the audit — does Company advocate in favor of positions consistent with Firm’s determination?

1.                                       If no, Executive receives a full gross-up payment for any excise tax (plus any interest and penalties)

2.                                       If yes, would “repayment” of a portion of the Payments by Executive eliminate the excise tax proposed by the IRS? (i.e., would the IRS respect a repayment by Executive?)

a.                                       If yes, Executive is required to repay to the Company with interest the amount required to eliminate the excise tax proposed by the IRS (but not to exceed the sum of $100,000 and the “present value” of any Payments made pursuant to the 2010 Equity Grants that the IRS determines constitute “parachute payments,” less any amounts previously forfeited)

b.                                      If no, Executive is responsible for that portion of the excise tax (but not interest and penalties) attributable to the portion of the Payments made pursuant to the 2010 Equity Grants that the IRS determines constitute “parachute payments” (with no offset against the “base amount”), and Executive receives a gross-up payment for any remaining excise tax (plus any interest and penalties)